Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SYKES ENTERPRISES, INCORPORATED

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act (“FBCA”), the undersigned Chief Executive Officer of Sykes Enterprises, Incorporated, a Florida corporation (the “Corporation”), does hereby execute, certify and submit for filing with the Florida Department of State these Amended and Restated Articles of Incorporation as follows:

FIRST: The Corporation is named Sykes Enterprises, Incorporated. These Amended and Restated Articles of Incorporation amend, restate, and supersede in their entirety any and all prior Articles of Incorporation, as amended, of the Corporation (including without limitation any Articles of Amendment or Certificates of Designation thereto) filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation pursuant to a plan of merger under Section 607.1101 of the FBCA in the manner and by the vote required by the FBCA.

ARTICLE I - NAME

The name of the corporation is Sykes Enterprises, Incorporated.

ARTICLE II - ADDRESS

The principal office and mailing address of the corporation is 400 N Ashley Drive, Tampa, Florida, 33602.

ARTICLE III – CAPITAL STOCK

The corporation is authorized to issue 100 shares of common stock, par value $.01 per share.

ARTICLE IV – REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the corporation is 155 Office Plaza Drive - 1st Floor, Tallahassee, FL 32301 and the name of the registered agent of the corporation at such address is Paracorp Incorporated.

ARTICLE V – INDEMNIFICATION

The Corporation shall, to the fullest extent permitted or required by the Florida Business Corporation Act (FBCA), including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify all of the Corporation’s officers and directors, all of the officers and directors of all of the Corporation’s domestic subsidiaries and all persons rendering services to the Corporation’s foreign subsidiaries in capacities as officers and directors or in equivalent, identical or similar capacities (hereinafter, collectively the Officers and Directors of the Corporation), against any and all liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Officer is a Party or in which such Director or Officer is deposed or called to testify as a witness because he or she is or was a Director or Officer of the Corporation or any of the Corporation’s domestic or foreign subsidiaries. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Act, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Officers whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director or Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and any director who is or was serving at the request of the Corporation or any of the Corporation’s domestic or foreign subsidiaries as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). The term “Officers” includes all those individuals who are or were at any time officers of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and not merely those individuals who are or were at any time “executive officers” of the Corporation or any of the Corporation’s domestic or foreign subsidiaries as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article VII and not otherwise defined herein have the meaning set forth in Section 607.0850 of the FBCA. The provisions of this Article VII are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article VII shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

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IN WITNESS WHEREOF, the undersigned has caused these Amended and Restated Articles of Incorporation to be duly executed as of August 27, 2021.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ Elisabeth Destailleur
	Name:	Elisabeth Destailleur
	Title:	Chief Financial Officer